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                                                                     Exhibit 5.1

                    [Letterhead of Debevoise & Plimpton LLP]


                                                               December 20, 2006


The Governor and Company of the Bank of Ireland
Lower Baggot Street
Dublin 2, Ireland

Ladies and Gentlemen:


     This opinion is being furnished to you in connection with the issuance and sale by The Governor and Company of the Bank of Ireland, a corporation organized under the laws of Ireland (the "Bank"), of (i) $1,750,000,000 aggregate principal amount of its Floating Rate Medium-Term Notes due 2008 (the "2008 Notes") and (ii) $1,250,000,000 aggregate principal amount of its Floating Rate Medium-Term Notes due 2009 (the "2009 Notes," and together with the 2008 Notes, the "Notes"), registered under the Bank's Registration Statement on Form F-3 (File No. 333-139194) (the "Registration Statement") filed with the Securities and Exchange Commission. The Notes were issued pursuant to (i) the Indenture, dated as of December 8, 2006 (the "Indenture"), entered into between the Bank and The Bank of New York, as indenture trustee (the "Trustee"), (ii) the Distribution Agreement, dated as of December 8, 2006 (the "Distribution Agreement"), entered into between the Bank and the agents named therein and
(iii) the Terms Agreement, dated as of December 14, 2006, among the Bank, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated (the "Terms Agreement").

     In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Bank and its subsidiaries and such other instruments and certificates of public officials, officers and representatives of the Bank and its subsidiaries and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Bank and its subsidiaries and others delivered to us and the representations and warranties contained in or made pursuant to the Distribution Agreement and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of

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all natural persons executing documents, (v) that the Trustee had and has the power and authority to execute and deliver, and to perform its obligations under, the Indenture, (vi) the due authorization, execution and delivery of the Indenture by the Trustee, (vii) the enforceability of the Indenture against the Trustee, (viii) that the Trustee had the power and authority to authenticate the Notes, (ix) the due authentication of the Notes by the Trustee in accordance with the terms of the Indenture and (x) that the terms of the Notes have been duly established so as not to violate applicable law or result in a default or breach of any agreement or instrument binding on the Bank and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Bank.

     Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Notes are valid and binding obligations of the Company entitled to the benefits provided by the Indenture.

     Our opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors' rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality and (iv) limitations on the validity or enforceability of indemnification, contribution or exculpation under applicable law (including court decisions) or public policy. Without limiting the foregoing, we express no opinion as to the validity, binding effect or enforceability of any provision of the Indenture or the Notes that purports to (i) waive, release or vary any defense, right or privilege of, or any duties owing to, any party to the extent that such waiver, release or variation may be limited by applicable law, (ii) constitute a waiver of inconvenient forum or improper venue, (iii) relate to the subject matter jurisdiction of a court to adjudicate any controversy, (iv) grant a right to collect any amount that a court determines to constitute unearned interest or post-judgment interest or a penalty or forfeiture or (v) maintain or impose any obligation to pay any amount in U.S. dollars, or specify any rate or method of exchange where a final judgment concerning such obligation is rendered in another currency. In addition, the enforceability of any provision in the Indenture or the Notes to the effect that (x) the terms thereof may not be waived or modified except in writing, (y) the express terms thereof supersede any inconsistent course of dealing, performance or usage or (z) certain determinations made by one party shall have conclusive effect, may be limited under certain circumstances. We have exclusively relied, with your permission, as to all matters involving the laws of Ireland including, without limitation, that (i) the Bank had and has the power and authority to execute and deliver, and to perform, its obligations under the Indenture, (ii) the due authorization, execution and delivery of the Indenture by the Bank, (iii) that the Bank had and has the power and authority to execute and deliver, and to perform its obligations under, the Notes, and (iv) the due authorization, execution

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and delivery of the Notes by the Bank, upon the opinion of Arthur Cox, special
Ireland counsel to the Bank, dated today and addressed to you.

     We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, as currently in effect, that in our experience are normally applicable to transactions of the type contemplated by the Indenture and the Notes without regard to the particular nature of the business conducted by the Bank.

     We consent to the filing of this opinion as an exhibit to the Bank's Form 6-K filed on December 20, 2006 and incorporated by reference in the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.



                                                Very truly yours,

                                                /s/ Debevoise & Plimpton LLP